Signature Version

Exhibit 10.30

***Text Omitted and Filed Separately

Execution Copy

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 20080(b)(4) and Rule 406 of the Securities Act of 1933, as amended.

License and research AGREEMENT

This License and Research Agreement (the “Agreement”) is effective as of October 26, 2015 (the “Effective Date”) by and between Alpine Immune Sciences, Inc., a Delaware corporation located at 600 Stewart Street, Suite 1503, Seattle, WA 98101 (“Alpine”), and Kite Pharma, Inc., a Delaware corporation located at 2225 Colorado Avenue, Santa Monica, CA 90404 (“Kite”).  Alpine and Kite are referred to individually as a “Party” and collectively as the “Parties”.

Recitals

A.Alpine is a biotechnology company focused on discovering and developing immune-modulated molecular therapies, using its proprietary variant immunoglobulin domains.

B.Kite is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel immunotherapy products designed to use a patient’s own immune system to eradicate cancer cells.

C.Alpine and Kite desire to enter into an agreement under which Alpine performs certain research services and grants to Kite licenses under certain technology and intellectual property rights controlled by Alpine and relating to Alpine’s variant immunoglobulin domain molecules, or molecules derived therefrom, to research, develop and commercialize T-cell and T-cell receptor-based therapeutics produced using such molecules.

Now, Therefore, in consideration of the foregoing and the covenants and promises contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Agreement.

1.1“Affiliate” means, with respect to a Party, a Person that now or hereinafter controls, is controlled by or is under common control with such Party.  As used in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, by contract or otherwise.

1.2“Alpine Field” means all uses outside the Kite Field, other than as set forth in this definition.  The Alpine Field includes the use of […***…]

[…***…]

1.3“Alpine Indemnitees” has the meaning set forth in Section 12.1.

1.4“Alpine Licensed Know-How” means all Know-How that is Controlled by Alpine or its Affiliates, as of the Effective Date or during the Term, and that Covers a TIP or Licensed Product.

1.5“Alpine Licensed Patents” means all Patents that are Controlled by Alpine or its Affiliates (including Alpine’s interest in any Sole Invention Patents and Joint Invention Patents), as of the Effective Date or during the Term, and that Cover a TIP or Licensed Product.

1.6“Alpine Prosecuted Patents” has the meaning set forth in Section 8.3(a)(i).

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1.7“Alpine Royalty Product” means on a country by country basis, any product that is sold in such country that is Covered by a Valid Claim of a Kite Licensed Patent existing in such country that is subject to the license granted to Alpine pursuant to Section 2.2.  For clarity, a product that is initially Covered by a Valid Claim of a Kite Licensed Patent in a given country, and then is no longer Covered by a Valid Claim in such country, is still an Alpine Royalty Product for the remaining duration of the Alpine Royalty Term.  However, a product that is never covered by such a Valid Claim of a Kite Licensed Patent in the country of sale is not an Alpine Royalty Product.

1.8“Applicable Law” means all applicable laws, rules, and regulations, including: (a) any rules, regulations, guidelines, or other requirements of Regulatory Authorities; (b) the OECD Convention Against Bribery of Foreign Public Officials in International Business Transactions, legislation implementing such Convention or the U.S. Foreign Corrupt Practices Act, and any other international anti-bribery convention, or any other local anti-corruption and bribery law, in each case that may be in effect from time to time in any relevant legal jurisdiction in the Territory; and (c) any applicable securities laws, or the rules, regulations, guidelines or other requirements of any securities exchange upon which a Party’s securities are traded.

1.9“Assigning Party” has the meaning set forth in Section 13.10(b).

1.10[…***…]

[…***…]

1.11“BLA” means a Biologics License Application filed pursuant to the requirements of the FDA, or the international equivalent of such application in another country.

1.12“Business Day” means any day other than a: (a) Saturday or Sunday; (b) day that is a recognized national holiday in the U.S.; or (c) day that commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, California, United States of America.

1.13“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31.

1.14“Calendar Year” means: (a) for the first Calendar Year of the Term, the period beginning on the Effective Date and ending on December 31, 2015; (b) for each Calendar Year of the Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31; and (c) for the last Calendar Year of the Term, the period beginning on January 1 of the Calendar Year in which the Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

1.15“CAR” means a chimeric antigen receptor.

1.16“CAR Product” means a pharmaceutical or biologic product containing an autologous T cell that is: (a) genetically modified to express a CAR and a Validated TIP; and (b) […***…].

1.17“Commercialize” means to promote, market, import, export, distribute, sell (and offer for sale or contract to sell) or provide product support for a Licensed Product. Commercialization shall include commercial activities conducted in preparation for a Licensed Product launch, including pre-launch activities.

1.18“Commercially Reasonable Efforts” means the carrying out of obligations in a sustained manner that is consistent with the efforts that a similarly situated biotechnology or pharmaceutical company devotes to an internally discovered and developed product at a similar research or development stage and having similar commercial potential.  With respect to a Party’s obligations, Commercially Reasonable Efforts requires that the Party: […***…].

1.19“Compendia Listing” means a listing of a Licensed Product for use in an indication in the United States that is supported by a citation in at least one of the following authoritative drug reference books (or in another similar authoritative drug reference book), in each case that is relied on by Third Party payors in authorizing reimbursement for such Licensed Product for such indication: (a) the American Society of Health-System Pharmacists’ American Hospital Formulary Service; (b) the U.S. Pharmacopoeia Drug Information; or (c) the National Comprehensive Cancer Network Clinical Practice Guidelines in Oncology.

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1.20“Confidential Information” has the meaning set forth in Section 9.1.

1.21“Controlled” means, with respect to any physical material, Know-How, Patent, or other intellectual property right, that the Party owns or has a license to such physical material, Know-How, Patent or other intellectual property right and has the ability to grant to the other Party access, a license or a sublicense (as applicable) to such physical material, Know-How, Patent, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party […***…].

1.22“Cover” means: (a) with respect to Know-How, that the making, using, selling or offering for sale of a given molecule, product, or item would require the use of such Know-How; and (b) with respect to a Patent, that the making, using, selling, or offering for sale of a given molecule, product, or item would infringe a Valid Claim of such Patent (in the absence of ownership of, or a license under, such Patent).

1.23“Development” means, with respect to a Licensed Product, those activities, including clinical trials, non-clinical studies conducted on Validated TIPs, and related regulatory activities, that are necessary or useful to: (a) obtain the approval by the applicable Regulatory Authorities of the Regulatory Approval Application with respect to such Licensed Product in the applicable regulatory jurisdiction, whether alone or for use together, or in combination, with another active agent or therapeutic product; (b) maintain such approvals; or (c) obtain or maintain Compendia Listings with respect to such Licensed Product.  To avoid confusion, Development does not include the conduct of Research, other than on Validated TIPs, or Phase IV Clinical Trials.

1.24“Disputed Matter” has the meaning set forth in Section 13.1(a).

1.25“Dollars” or “$” means the legal tender of the United States.

1.26“EMA” means the European Medicines Agency, and any successor thereto.

1.27“Executive Officers” means: (a) in the case of Alpine, the Executive Chairman, or that officer’s designee; and (b) in the case of Kite, the Chief Executive Officer, or that officer’s designee.

1.28“FDA” means the U.S. Food and Drug Administration, and any successor thereto.

1.29“First Commercial Sale” means, for each Licensed Product in each country, the first arm’s-length sale to a Third Party for use in such country after Regulatory Approval of such Licensed Product in such country.  A First Commercial Sale: (a) will not include any Licensed Product supplied for use in clinical trials, for research or for other non-commercial uses; but (b) will include any Licensed Product sold as part of a named patient use program (or similar program where a Licensed Product can be sold in a country prior to Regulatory Approval being obtained for such Licensed Product in such country).

1.30“Force Majeure” has the meaning set forth in Section 13.7.

1.31“GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.32 […***…].

1.33“IND” means an investigational new drug application submitted to the FDA in conformance with Applicable Law, or the international equivalent of any such application in another country.

1.34“IND Acceptance” means, with respect to any Licensed Product, the earlier to occur of the date that the IND exemption or its equivalent becomes effective in the U.S. or the EU.

1.35“Indemnitee” has the meaning set forth in Section 12.3.

1.36“Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, clinical and non-clinical study reports, regulatory submission documents and summaries, expertise, stability, technology, test data including pharmacological, biological,

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chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies, and procedures.

1.37“Insolvent Party” has the meaning set forth in Section 10.2(b).

1.38“Invention” means any and all inventions or improvements that are conceived or made by, or on behalf of, a Party or its Affiliates in the performance of its obligations, or the exercise of its rights, under this Agreement.

1.39“Joint Invention” means any Invention conceived or made jointly by or on behalf of the employee(s), contractor(s), or agent(s) of each Party (or their Affiliates).

1.40“Joint Invention Patents” has the meaning set forth in Section 8.1(b).

1.41“Joint Steering Committee” or “JSC” has the meaning set forth in Section 4.3(a).

1.42 “Kite Field” means the use of Validated TIPs for engineered, autologous T cell therapy of cancer.  For clarity, the Kite Field includes the use of Validated TIPs in TIL Products that contain such Validated TIPs.

1.43“Kite Indemnitees” has the meaning set forth in Section 12.2.

1.44“Kite Licensed Know-How” means all Know-How that is Controlled by Kite or its Affiliates, after the Effective Date and during the Term, and that: (a) either results from: (i) the Research conducted under the Agreement; or (ii) a breach of Section 2.3(b); and (b) Covers a TIP (except to the extent such Know-How specifically Covers a […***…]).  For clarity, Kite Licensed Know-How shall not include Know-How that is Controlled by Kite or its Affiliates as of the Effective Date.

1.45“Kite Licensed Patents” means all Patents that are Controlled by Kite or its Affiliates (including Kite’s interest in any Sole Invention Patents and Joint Invention Patents), after the Effective Date and during the Term, and that: (a) either result from: (i) the Research conducted under the Agreement; or (ii) a breach of Section 2.3(b); and (b) Cover a TIP (except to the extent such Patents specifically Cover a […***…]).  For clarity, Kite Licensed Patents shall not include Patents that are Controlled by Kite or its Affiliates as of the Effective Date.

1.46“Kite Prosecuted Patents” has the meaning set forth in Section 8.3(a)(ii).

1.47“Know-How” means Information and materials of any type, in any tangible or intangible form, including, preclinical data, clinical trial data, databases, trade secrets, practices, methods, processes, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical materials, test data, analytical and quality control data, stability data, studies, and procedures.  For clarity, Know-How does not include any Patents.

1.48“Liaison” has the meaning set forth in Section 4.4(a).

1.49“Licensed Product” means any: (a) CAR Product; or (b) TCR Product; or (c) TIL Product that contains a Validated TIP.

1.50“Losses” has the meaning set forth in Section 12.1.

1.51“Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, inspection, receiving, holding, and shipping of Licensed Products, or any raw materials, components, cell banks, or packaging materials with respect thereto, including process and cost optimization, process qualification and validation, clinical manufacture, commercial manufacture, stability and release testing, quality assurance, and quality control.

1.52“Net Sales” means, with respect to any Licensed Product following its Regulatory Approval, the gross amounts invoiced for sales of such Licensed Product  by Kite, its Affiliates, licensees or sublicensees (together, the “Selling Party”) to Third Parties in an arms’ length transaction, less to the extent specifically and solely allocated to

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the sale of such  Licensed Product and actually taken, paid, accrued, allowed, included, or allocated based on good faith estimate, in the gross sales prices with respect to such sales (and consistently applied as set forth below): […***…]

Net Sales will be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Licensed Products are giving rise to Net Sales.

Net Sales shall also include, with respect to any Licensed Product sold or otherwise disposed of for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, an amount equal to […***…].

[…***…].  For the avoidance of doubt, […***…].  Also, notwithstanding anything to the contrary above, […***…].

1.53“Patent” means all: (a) U.S. unexpired patents (including inventor’s certificates and utility models), including any substitution, amendment, extension, registration, reissue, re-examination, restoration, supplementary protection certificates, confirmation patents, patent of additions, renewal, or any like filing thereof; (b) pending U.S. patent applications, including any continuation, division or continuation-in-part thereof, and any provisional, nonprovisional, or other priority applications; and (c) any international counterparts, and counterparts in any country, to clauses (a) and (b) above.

1.54“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.55“Phase I Clinical Trial” means any clinical study conducted on sufficient numbers of human subjects to establish that a therapeutic product is reasonably safe for continued testing and to support its continued testing in Phase II Clinical Trials.  A “Phase I Clinical Trial” shall include any clinical trial that would satisfy requirements of 21 C.F.R. § 312.21(a).

1.56“Phase II Clinical Trial” means any clinical study conducted on sufficient numbers of human subjects that have the targeted disease of interest to investigate the safety and efficacy of a therapeutic product for its intended use and to define warnings, precautions, and adverse reactions that may be associated with such therapeutic product in the dosage range to be prescribed.  A “Phase II Clinical Trial” shall include any clinical trial that would satisfy requirements of 21 C.F.R. § 312.21(b).

1.57“Phase III Clinical Trial” means any clinical study intended as a pivotal study for purposes of seeking Regulatory Approval that is conducted on sufficient numbers of human subjects to establish that a therapeutic product is safe and efficacious for its intended use, to define warnings, precautions, and adverse reactions that are associated with such therapeutic product in the dosage range to be prescribed, and to support Regulatory Approval of such therapeutic product or label expansion of such therapeutic product.  A “Phase III Clinical Trial” shall include any clinical trial that would or does satisfy requirements of 21 C.F.R. § 312.21(c), whether or not it is designated a Phase III Clinical Trial.

1.58“Phase IV Clinical Trial” means any clinical study of a therapeutic product on human subjects commenced after receipt of Regulatory Approval of such therapeutic product for the purpose of satisfying a condition imposed by a Regulatory Authority to obtain Regulatory Approval, or to support the marketing of such therapeutic product, and not for the purpose of obtaining initial Regulatory Approval of a therapeutic product.

1.59“POC” has the meaning set forth in the Research Plan.

1.60“Prior CDA” has the meaning set forth in Section 9.4.

1.61“Program TIP” means a TIP that is either: […***…].

1.62“Regulatory Approval” means any and all approvals (including Regulatory

Approval Applications, supplements, amendments, and pre- and post-approvals, where applicable), licenses, registrations or authorizations of any Regulatory Authority that are necessary for the manufacture, distribution, use or sale of a Licensed Product in a regulatory jurisdiction.

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1.63“Regulatory Approval Application” means: (a) in the United States, a BLA (or a supplemental BLA for following indications); and (b) in any other country or regulatory jurisdiction, an equivalent application for regulatory approval required before commercial sale or use of a Licensed Product (or with respect to a subsequent indication) in such country or regulatory jurisdiction.

1.64“Regulatory Authority” means the applicable national (e.g., the FDA), supra-national (e.g., the European Commission), regional, state or local regulatory agency, department, bureau, commission, council, or other governmental entity that, in each case, governs the approval of a Licensed Product in such applicable regulatory jurisdiction.

1.65“Research” means non-clinical studies of a Licensed Product conducted before the filing of an IND for such Licensed Product, including the activities described in the Research Plan.

1.66“Research Plan” has the meaning described in Section 4.1(b).

1.67“Research Term” means the period beginning on the Effective Date and ending on the earlier to occur of the following: […***…].  For clarity, […***…].

1.68“Royalty Term” has the meaning set forth in Section 3.5.

1.69“Rules” has the meaning set forth in Section 13.1(b).

1.70“Sole Invention” means any Invention conceived or made solely by or on behalf of a Party (or its Affiliate) and its employees, contractors and/or agents.

1.71“Sole Invention Patents” has the meaning set forth in Section 8.1(b).

1.72“Stock Price” shall mean the volume weighted average price of Kite’s common stock as reported in U.S. dollars on The NASDAQ Global Select Market for the thirty consecutive trading days ending with the fifth trading day immediately preceding the applicable date of the achievement of the applicable milestone event, including demonstration of POC as described in Section 3.1(c).

1.73 “TCR” means a T cell receptor.

1.74“TCR Product” means a pharmaceutical or biologic product containing an autologous T cell that is: (a) genetically modified to express a TCR and a Validated TIP; and (b) […***…].

1.75“Term” has the meaning set forth in Section 10.1.

1.76“Territory” means the world.

1.77“Third Party” means any Person other than: (a) Alpine; (b) Kite; or (c) an Affiliate of either Party.

1.78“TIL” means tumor infiltrating lymphocytes that are collected from a tumor cell, including naturally-occurring T cells with specificity against such tumor.

1.79“TIL Product” means a pharmaceutical or biologic product containing TILs that are: (a) genetically modified to express a TIP; and (b) […***…].

1.80“TIP” means a transmembrane immunomodulatory protein […***…].

1.81“Transferred Technology” means copies of all tangible recordings or embodiments of Alpine Licensed Know-How necessary or reasonably useful for Kite’s performance of the Research Plan or Development of the Licensed Products, including without limitation all materials, preclinical or clinical data, designs, assays, protocols, synthetic methodologies, and analytical systems.

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1.82“Transferee” has the meaning set forth in Section 13.10(b).

1.83“United States” or “U.S.” means the United States of America, and its territories, districts and possessions.

1.84“Unvalidated Competing Product” means a pharmaceutical or biologic product containing an autologous T cell that is: (a) (i) genetically modified to express either: […***…].

1.85“Valid Claim” means, with respect to a particular country and a particular Licensed Product or Alpine Royalty Product (as applicable): (a) a claim in an issued Patent that has not: (i) expired or been canceled; (ii) been declared invalid by an unreversed and unappealable (or unappealed) decision of a court or other appropriate body of competent jurisdiction; (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement of the Parties; or (b) a claim under an application for a Patent that has not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), or abandoned; provided, however, that if a claim of a pending patent application shall not have issued within seven (7) years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a patent right issues with such claim (from and after which time the same would be deemed a Valid Claim).

1.86“Validated TIP” means, with respect to a given Program TIP, that Kite has either: (a)(i) confirmed in writing to Alpine that a Licensed Product containing such Program TIP […***…]; and (ii) paid the applicable POC fee for such Program TIP pursuant to Section 3.1(c); or (b)(i) confirmed in writing to Alpine that a Licensed Product containing such Program TIP […***…]; and (ii) paid the applicable POC fee for such Program TIP pursuant to Section 3.1(c).

1.87“vIgD” means an engineered, non-antibody immunoglobulin superfamily domain.

2.	LICENSES

2.1Licenses to Kite.

(a)Research License.  Subject to the terms and conditions of this Agreement, Alpine hereby grants to Kite a sublicensable (pursuant to Section 2.4), non-transferable, royalty-free license under the Alpine Licensed Patents and the Alpine Licensed Know-How solely to perform Kite’s obligations regarding Program TIPs under the Research Plan during the Research Term in the Territory.  This license shall be exclusive (except as to Alpine to perform its obligations under the Research Plan or to perform internal research as described in Section 2.5) in the field of researching a pharmaceutical or biologic product containing an autologous T cell that is genetically modified to express either: […***…].

(b)Development and Commercialization License.  Subject to the terms and conditions of this Agreement, Alpine hereby grants to Kite an exclusive, sublicensable (pursuant to Section 2.4), transferable, royalty-bearing license under the Alpine Licensed Patents and the Alpine Licensed Know-How solely to Develop, Manufacture, use, sell, offer for sale, have sold, distribute, import, export and otherwise Commercialize Licensed Products in the Kite Field in the Territory.

2.2License to Alpine.  Subject to the terms and conditions of this Agreement, Kite hereby grants to Alpine a non-exclusive, sublicensable (pursuant to Section 2.4), transferable, perpetual and irrevocable license under the Kite Licensed Patents and Kite Licensed Know-How solely to research, develop, manufacture, use, sell, offer for sale, have sold, distribute, import, export and otherwise commercialize Alpine Royalty Products in the Alpine Field in the Territory.    Alpine shall pay to Kite royalties, on a country-by-country and Alpine Royalty Product-by-Alpine Royalty Product basis, equal to […***…] percent ([…***…]%) of Net Sales by Alpine (or its Affiliates, licensees, or sublicensees) of any Alpine Royalty Products in the country of sale for the Alpine Royalty Term pursuant to Section 3.5.  Sections 1.52, 3.4, 3.6, 3.7(a), and 3.8-3.15 shall apply to such payments, with references to “Kite” and “Alpine” exchanged and references to “Licensed Products” referring to “Alpine Royalty Products”, mutatis mutandis.

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2.3License Restrictions.

(a) Retained Rights.  Alpine retains all rights to use the Alpine Licensed Know-How and Alpine Licensed Patents, except those expressly granted to Kite under the terms of this Agreement.  Notwithstanding the exclusive license granted to Kite pursuant to Section 2.1(b) but subject to Section 2.5, Alpine retains the right to practice the Alpine Licensed Know-How and Alpine Licensed Patents to research, develop, manufacture, use, sell, offer for sale, have sold, distribute, import, export and otherwise commercialize all products in the Alpine Field in the Territory.

(b) Covenants.  Kite covenants that Kite shall not (and Kite shall require that any of its Affiliates or permitted licensees or sublicensees shall not) use any Alpine Licensed Know-How, Alpine Licensed Patents or any chemical or biological materials that may be transferred to Kite by Alpine under this Agreement during the Research Term, in each case for a purpose other than that expressly permitted in Section 2.1(a) and Section 2.1(b).  Alpine covenants that Alpine shall not (and Alpine shall require that any of its Affiliates or permitted licensees or sublicensees shall not) use any Kite Licensed Patents, Kite Licensed Know-How or any chemical or biological materials that may be transferred to Alpine by Kite under this Agreement during the Research Term, in each case for a purpose other than that expressly permitted in Section 2.2.

(c) No Additional Licenses. Except as expressly provided in this Agreement, nothing in this Agreement grants either Party any right, title or interest in and to the Know-How, Patents, or other intellectual property rights of the other Party (expressly, by implication or by estoppel).  For clarity and without limiting the foregoing, Kite acknowledges and agrees that the licenses granted in Section 2.1(a) and Section 2.1(b) do not create (expressly, by implication or by estoppel) any right or license under any Patents, Know-How, or other intellectual property right (in each case that is Controlled by Alpine) to research, develop, manufacture, use, sell, offer for sale, have sold, distribute, import, export, or otherwise commercialize: (i) any product that comprises any Validated TIP and that is in the Alpine Field; (ii) any derivative or modification of any TIP (or any product comprising any such derivatives or modifications), except to the extent permitted in the Research Plan for Program TIPs; or (iii) any proprietary molecule of Alpine that is not a TIP (either as a single product or in combination with a Licensed Product).

2.4Sublicensing.  The license granted to Kite in Section 2.1(a) will be sublicensable by Kite solely with the prior written consent of Alpine, provided that no such consent shall be necessary for sublicenses to Kite’s Affiliates or to a subcontractor to perform Kite’s assigned responsibilities under this Agreement.  The license granted to Kite in Section 2.1(b) will be freely sublicensable by Kite through multiple tiers.  The license to Kite Licensed Know-How granted to Alpine in Section 2.2 will be sublicensable by Alpine, solely with the prior written consent of Kite, which may be withheld in Kite’s sole discretion.  The license to Kite Licensed Patents granted to Alpine in Section 2.2 will be freely sublicensable by Alpine through multiple tiers, provided that Alpine shall notify Kite in writing at least […***…] prior to the effective date of such sublicense.  Such notice of sublicensing shall be treated as Confidential Information of Alpine, and, if required by the sublicensee, may omit the name of the sublicensee. Kite shall not (and shall ensure that its employees do not) use the knowledge of such sublicense (or the knowledge of any Alpine transaction to which such sublicense is a part) in violation of any Applicable Law or to notify any Third Party of such Alpine transaction.  Each Party shall remain responsible for its permitted sublicensee’s compliance with the applicable terms and conditions of this Agreement.

2.5Non-Compete.  During the Term, Alpine shall not (and shall ensure that its Affiliates shall not) conduct outside the scope of this Agreement any research (other than for […***…]), development, manufacturing or commercialization of any Unvalidated Competing Product, except as mutually agreed by the Parties in writing.  During the Term, Kite shall not (and shall ensure that its Affiliates shall not) conduct outside the scope of this

Agreement any research, development, manufacturing or commercialization of any Unvalidated Competing Product, except as mutually agreed by the Parties in writing.  In the event that a Party is acquired by a Third Party through an acquisition, merger, consolidation or similar transaction (such Third Party, hereinafter referred to as an “Acquiror”), then any research, development, manufacturing or commercialization of any Unvalidated Competing Product of such Acquiror that is conducted as of or after the date of closing of such acquisition and that is conducted independently of the technology of the Party entering into such transaction, shall not be deemed to be conducted by such Party, and such Acquiror (and Affiliates of such Acquiror which are not controlled by (as defined in Section 1.1) the acquired Party itself) shall be excluded from the term “Affiliate” solely for purposes of this Section 2.5 if and only if: (a) the acquired Party remains a subsidiary and Affiliate of the Acquiror; and (b) research, development, manufacturing or commercialization activities with respect to the Unvalidated Competing Product of the acquired Party and the Acquiror (if any), as well as the Information or Patents relating thereto, are maintained separate and distinct, without any transfer,

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license or sublicense of such Information or Patents between the acquired Party and the Acquiror (or its other Affiliates).

2.6Right of First Negotiation. Alpine hereby grants to Kite an exclusive first right to negotiate an exclusive, worldwide, royalty-bearing license, with the right to grant sublicenses, to practice and exploit any pharmaceutical or biologic product containing an allogeneic T cell that is genetically modified to express a […***…] and that is developed for use as, or used as, a therapy for cancer (an “Allogeneic Product”).  Kite may exercise its right at any time during a period of […***…] after its receipt of written notice from Alpine, indicating Alpine’s intention to grant a license to any Allogeneic Product, by providing to Alpine a written non-binding term sheet inclusive of the material financial terms for such license.  Within […***…] of receipt of such term sheet, Alpine shall provide to Kite written notice of its non-binding acceptance or desire to further negotiate, or non-acceptance of such term sheet.  If Alpine accepts or desires to further negotiate such term sheet, Alpine and Kite will negotiate in good faith, for up to […***…], in order to reach agreement on a license agreement on commercially reasonable terms that is satisfactory to both Parties.  If Kite has not exercised its right upon expiration of the applicable […***…] period, if Alpine does not accept Kite’s term sheet, or if the Parties do not reach agreement upon and execute a license agreement in accordance herewith upon expiration of the […***…] negotiation period, then, in each such case, Alpine shall be free to license such Allogeneic Product to any Third Party; provided that, prior to Alpine accepting any offer to license such Allogeneic Product to any Third Party on terms that are substantially similar to (or less favorable to Alpine than) those offered by Kite, Kite shall have a one-time right of first refusal whereby Alpine shall offer such license (with the same terms and conditions offered by such Third Party) to Kite in writing, and Kite shall have […***…] to accept such offer in writing.  For clarity, Alpine shall not be obligated to disclose the name of such Third Party.  Notwithstanding anything to the contrary in this Agreement, Kite’s right of first refusal does not apply where a Third Party has offered Alpine terms and conditions for a license to an Allogeneic Product that are substantially better for Alpine (considering the entire economic consideration to be received by Alpine under such offer) than the terms and conditions offered by Kite.

3.	COMPENSATION

3.1Research Support and License Fees.

(a)Research Support.  Kite shall pay Alpine research support totaling Nine Hundred Thousand Dollars ($900,000) during the Term, in two (2) equal installments.  The first (1st) installment of Four Hundred Fifty Thousand Dollars ($450,000) shall be due within thirty (30) days after the Effective Date, and the second (2nd) installment of Four Hundred Fifty Thousand Dollars ($450,000) shall be due […***…].  The research support paid by Kite to Alpine under this Section 3.1(a) will be noncreditable and nonrefundable.  For clarity, each Party shall bear its own costs and expenses in the performance of the Research Plan.

(b)Technology Access Fees.  Kite shall pay Alpine a technology access fee of Five Million Dollars ($5,000,000) within thirty (30) days after the Effective Date.  The technology access fee paid by Kite to Alpine under this Section 3.1(b) will be noncreditable and nonrefundable[…***…].

(c)POC Fees.  Kite shall pay Alpine a fee for the first two (2) Licensed Products for which POC has been achieved, as follows.  Subject to Section 3.7(b), Kite shall pay Alpine a fee of […***…] within […***…] after the first time POC has been achieved for a Licensed Product containing a Program TIP […***…], and Kite shall pay Alpine a fee of […***…] within […***…] after the second time POC has been demonstrated for a Licensed Product containing the other Program TIP (i.e., […***…]).  The POC fees paid by Kite to Alpine under this Section 3.1(c) will be noncreditable and nonrefundable.

3.2Milestone Payments to Alpine.  Subject to Section 3.7(b), Kite shall make the milestone payments set forth below to Alpine within […***…] after the first (1st) achievement of each milestone event (a) and (b), and within […***…] after the first (1st) achievement of each milestone event (c) and (d), in each case for the first (1st) Licensed Product by Kite (or any of its Affiliates, licensees or sublicensees) that contains a Validated TIP that is […***…], and for the first (1st) Licensed Product by Kite (or any of its Affiliates, licensees or sublicensees) that contains a Validated TIP that is a […***…].  If the first (1st) Licensed Product by Kite (or any of its Affiliates, licensees or sublicensees) contains both a Validated TIP that is a […***…] and a Validated TIP that is a […***…], then the milestone payments due for achievement of each milestone event (a) – (d) for such Licensed Product shall be paid […***…] at the time each such milestone event is achieved for such Licensed Product.  For clarity, no milestone payment set forth below shall be paid more than […***…].  All milestone payments made by Kite to Alpine under this Section 3.2 will be noncreditable and nonrefundable.

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Milestone Event	Milestone Payment
(a) […***…]	[…***…]
(b) […***…]	[…***…]
(c) […***…]	[…***…]
(d) […***…]	[…***…]

If any milestone event is achieved for a Licensed Product before any of the preceding milestone events are achieved for such Licensed Product, then all the milestone payments for such unachieved preceding milestone events will be due and payable with the milestone payment for the milestone event that was achieved.  For example, if Regulatory Approval for a Licensed Product is achieved from a […***…] without the need to conduct a […***…], then the milestone payment of $[…***…] would be payable along with the milestone payment of $[…***…] for such Licensed Product.

3.3Royalty Payments to Alpine for Net Sales of Licensed Products.  Kite shall pay to Alpine royalties equal to […***…] percent ([…***…]%) of Net Sales by Kite (or its Affiliates, licensees, or sublicensees) of Licensed Products.  All royalty payments made by Kite to Alpine under this Section 3.3 will be noncreditable and nonrefundable.

3.4Third Party Payments for Licensed Products in the Territory.  Kite may not deduct from the royalties it would otherwise owe to Alpine pursuant to Section 3.3 for any Licensed Product any amounts payable to Third Party(ies) in consideration for any licenses under intellectual property that is necessary or reasonably useful to Develop, Manufacture or Commercialize any Licensed Product.

3.5Royalty Term.  Alpine’s right to receive royalties under Section 3.3 will apply on a Licensed-Product-by-Licensed-Product and country-by-country basis, beginning on the First Commercial Sale of such Licensed Product in such country and expiring upon the last to occur of: (a) expiration in such country of the last Valid Claim that covers the composition, use, or manufacture of such Licensed Product; or (b) the […***…] of such First Commercial Sale of such Licensed Product in such country (the “Royalty Term”).  Kite’s right to receive royalties under Section 2.2 will apply on an Alpine Royalty Product-by-Alpine Royalty Product and country-by-country basis, beginning on the date of commercial sale of an Alpine Royalty Product in such country and expiring upon the last to occur of: (x) expiration in such country of the last Valid Claim that covers the composition, use, or manufacture of such Alpine Royalty Product; or (b) the […***…] of such commercial sale of such Alpine Royalty Product in such country (the “Alpine Royalty Term”).

3.6[…***…] Payments and Reports.  All royalties due under Section 3.3 will be paid on a […***…] and country-by-country basis, within [...***...] after the end of the relevant [...***...] for which royalties are due.  Kite shall provide to Alpine, within [...***...] after the end of each [...***...], a report that summarizes the Net Sales of a Licensed Product during such [...***...].  Such reports will also include detailed information regarding the calculation of royalties due pursuant to Section 3.3, including allowable deductions in the calculation of Net Sales of Licensed Products on which royalties are paid.

3.7Payment Method.

(a)General Rule.  Subject to Section 3.7(b), all payments due under this Agreement to Alpine will be made by bank wire transfer in immediately available funds to an account designated by Alpine.  All payments will be made in Dollars.

(b)Partial Equity Payment.  For each of the fees and payments described in Sections 3.1(c) and 3.2, Kite may pay up to [...***...] percent ([...***...]%) of the value of each such fee or payment in Kite Common Stock pursuant to the terms of Exhibit 3.7(b).  As used in this Agreement, “Kite Common Stock” means, with respect to any shares of Kite’s common stock issued pursuant to this Section 3.7, that either: (i) the shares are registered for primary issuance under Applicable Law under an effective registration statement filed with the U.S. Securities and Exchange Commission; or (ii) such shares are issued in an unregistered private placement of common stock pursuant to an exemption from the Securities Act of 1933, in each case, in a number of shares equal to the payment to be made divided by the Stock Price.  No fraction of a share of Kite Common Stock will be issued, and in lieu thereof Alpine who would otherwise be entitled to a fraction of a share of Kite Common Stock shall receive from Kite an amount of cash (rounded to the nearest whole cent) equal to the product obtained by multiplying: (A) such fraction by (B) the applicable Stock Price.

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3.8Taxes.  Alpine shall pay any taxes levied on account of all payments it receives under this Agreement.  If Applicable Law requires that taxes be withheld, Kite may: (a) deduct those taxes from the remittable payment; and (b) pay the taxes to the proper taxing authority.  Kite shall send evidence of the obligation, together with proof of tax payment, to Alpine within [...***...] following that tax payment to enable Alpine to support a claim (if permissible) for income tax credit in respect of any amount so withheld.  Kite shall cooperate with Alpine in claiming exemptions from such deductions or withholdings under any agreement or treaty in effect from time to time.

3.9Blocked Currency.  In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country will be paid to Alpine in the equivalent amount of Dollars based on the exchange rate for such blocked currency and as calculated pursuant to Section 3.11.

3.10Sublicenses. If Kite grants any permitted licenses or sublicenses to Third Parties to sell Licensed Products that are subject to royalty payments under Section 3.3, Kite shall account for and report sales of any Licensed Product by a licensee or a sublicensee on the same basis as if such sales were Net Sales by Kite.  Kite shall pay to Alpine (or cause the licensee or sublicensee to pay to Alpine, with Kite remaining responsible for any failure of the licensee or sublicensee to pay amounts when due under this Agreement): (a) royalties on such sales as if such sales of the licensee or sublicensee were Net Sales of Kite or any of its Affiliates; and (b) milestone payments pursuant to Section 3.2 based on the achievement by such licensee or sublicensee of any milestone event contemplated in such Section 3.2 as if such milestone event had been achieved by Kite or any of its Affiliates hereunder.  Any sales by Kite’s Affiliates and sublicensees of Kite or such sublicensee’s Affiliates, in each case to Third Parties, will be aggregated with sales by Kite for the purpose of calculating the aggregate Net Sales in Section 3.3.

3.11Foreign Exchange.  Conversion of sales recorded in local currencies to Dollars will be performed in a manner consistent with Kite’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

3.12Payment Records.  Kite and its Affiliates shall keep (and Kite shall require that its licensees and sublicensees keep) such records as are required to determine, in a manner consistent with GAAP and this Agreement, the sums or credits due under this Agreement.  All such books, records, and accounts shall be retained by Kite until the later of: (a) three (3) years after the end of the period to which such books, records, and accounts pertain; and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.  Kite shall require its licensees and sublicensees to provide to Kite a report detailing the Net Sales expenses and calculations incurred or made by such licensee or sublicensee, which report will be made available to Alpine in connection with any audit conducted by Alpine pursuant to Section 3.13.

3.13Audits.  Alpine will have the right to have an independent certified public accountant, reasonably acceptable to Kite, to have access during normal business hours, and upon reasonable prior written notice, which shall be no less than forty-five (45) days, to examine the records of Kite (and its Affiliates, licensees, and sublicensees) as may be reasonably necessary to determine, with respect to any Calendar Year and once every Calendar Year, the correctness or completeness of any report or payment made under this Agreement.  Results of any such examination will be: (a) limited to information relating to the Licensed Products; (b) made available to both Parties; and (c) subject to Article 9.  Alpine shall bear the full cost of the performance of any such audit, unless such audit discloses a variance to the detriment of Alpine of more than [...***...] percent ([...***...]%) from the amount of the original report, royalty, or payment calculation, in which case Kite will bear the full cost of the performance of such audit.  The results of such audit will be final, absent manifest error.

3.14Interest.  Any undisputed payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement will bear interest at a rate equal to the lesser of: (a) [...***...] percentage [...***...] above the Prime Rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. Pacific Time on the first day of each Calendar Quarter in which such payments are overdue; or (b) the maximum rate permitted by law, in each case calculated on the number of days such payment is delinquent, compounded monthly.

3.15Payments to or Reports by Affiliates.  Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by any Party will be made to or by an Affiliate of that Party if designated in writing by that Party as the appropriate recipient or reporting entity.

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4.	RESEARCH

4.1Overview, Research Plan and Resources.

(a)Overview.  The Parties desire to apply their respective technology and expertise to create and validate TIPs so that Kite may Develop and Commercialize Licensed Products.  The Research Plan is intended to enable Alpine to submit two (2) Program TIPs for validation by Kite during the Research Term.  The Parties agree that failure by Alpine to submit the two (2) Program TIPs will not be treated as a breach of this Agreement.  […***…]

[…***…]

(b)Research Plan.  The Parties have agreed in writing upon an initial plan for the research to be carried out by the Parties during the Research Term, which is set forth in Exhibit 4.1(b) (the “Research Plan”).  The Research Plan includes each Party’s respective obligations and projected timelines for completion of such obligations.  The JSC shall review the Research Plan each Calendar Quarter and may revise the Research Plan by mutual agreement.  Once approved by the JSC, such revised Research Plan shall replace the prior Research Plan.  If the terms of the Research Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

(c)Resources.  Subject to Section 3.1(a), each Party shall bear its costs and expenses associated with the conduct of their respective obligations described in the Research Plan. Each Party shall allocate adequate resources to perform its obligations under the Research Plan.  Each Party shall assign responsibilities for the various operational aspects of performing its obligations under the Research Plan to the portions of its organization that have the appropriate resources, expertise and responsibility for such aspects.

4.2Conduct of Research.

(a)Conduct and Related Responsibilities.  Each Party shall use Commercially Reasonable Efforts to conduct its respective obligations set forth in the Research Plan.  After Alpine delivers a second (2nd) TIP to Kite that is acceptable pursuant to the Research Plan, Kite shall pay Alpine the second (2nd) installment of the research support pursuant to Section 3.1(a).  After Kite demonstrates POC for each Licensed Product, Kite shall pay Alpine the respective POC fee pursuant to Section 3.1(c).  Each Party shall perform, or shall ensure that its Affiliates, licensees, sublicensees and Third Party contractors perform, all research activities in a good scientific and ethical business manner and in compliance with the terms of this Agreement, and in compliance with all Applicable Laws.

(b)Information Exchange; Reports.  During the Research Term, each Party shall report to the JSC each Calendar Quarter summarizing the results and data obtained from the conduct of the Research Plan.  If reasonably necessary or useful for a Party to perform its work under the Research Plan or to Develop the Licensed Product or to exercise its rights under the Agreement, such Party may request that the other Party provide more detailed information and data regarding such results reported by such other Party, and such other Party shall promptly provide the requesting Party with information and data as is reasonably related to such request.  All such reports shall be considered Confidential Information of the Party providing such report.

4.3Joint Steering Committee.

(a)Membership of JSC.  Within thirty (30) days after the Effective Date, each Party shall appoint four (4) representatives to a joint steering committee (the “JSC”), one (1) of which shall be that Party’s Liaison.  Each Party may replace its appointed JSC representatives at any time upon written notice to the other Party.  Each Party shall designate one (1) of its representatives as co-chairperson of the JSC.  Each of the co-chairpersons shall be responsible, on an alternating basis, with the Alpine co-chairperson having responsibility with respect to the initial meeting, for working with the Liaisons to schedule meetings, prepare and circulate an agenda in advance of each meeting, and to prepare and issue minutes of each meeting within ten (10) days thereafter.  Any JSC member may add topics to the draft agenda.

(b)Responsibilities of the JSC.  The JSC shall coordinate, oversee and manage the Parties’ performance of their respective obligations under the Research Plan.  At its meetings, the JSC shall: (i) review and evaluate the data generated by each Party in carrying out its obligations under the Research Plan; (ii) review and evaluate each Party’s progress in carrying out its obligations under the Research Plan, (iii) jointly discuss and approve any amendments to the Research Plan; and (iv) perform any other activities specifically described in this Agreement.

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(c)JSC Decision-Making.  Each Party’s JSC representatives will collectively have a single vote on all matters within the jurisdiction of the JSC.  The JSC will operate by unanimous consent of all JSC members present and in accordance with the principles set forth in Section 4.3.  The JSC will not have any authority or jurisdiction to amend, modify, or waive compliance with this Agreement, any of which shall require mutual written agreement of the Parties.  If a dispute arises between the Parties regarding the performance of a Party’s obligations under the Research Plan, the matter will be first referred to the JSC co-chairpersons for resolution.  If the co-chairpersons are unable to resolve the dispute, then the matter will be elevated to the Executive Officers.  If the Executive Officers are unable to resolve the dispute, then, subject to the last sentence of this Section 4.3(c), Alpine will have the final decision regarding the performance of its obligations under the Research Plan, and Kite will have the final decision regarding the performance of its obligations under the Research Plan, in each case on the condition that such decision does not conflict with the terms of the Agreement.  Notwithstanding anything to the contrary, no decision by a Party will: (i) require the other Party to breach any obligation or agreement that such other Party may have with or to a Third Party prior to the Effective Date; (ii) require the other Party to perform any activities that are materially different or greater in scope than those provided for under the Agreement; or (iii) amend, modify, or waive a Party’s compliance with, this Agreement, any of which shall require mutual written agreement of the Parties.

(d)Meetings of the JSC.  During the Research Term, the JSC shall meet by audio or video teleconference each Calendar Quarter, and, at a minimum, once each Calendar Year in person (which in-person meeting shall be held on an alternating basis in Seattle, WA and in Santa Monica, CA, or at an alternative location that is mutually agreed-upon by the Parties in writing prior to the meeting date).  The Parties may mutually agree in writing to a different frequency of meetings from time to time. With the consent of the representatives of each Party serving on the JSC, other representatives of each Party may attend meetings of the JSC as nonvoting observers (provided such representatives: (i) have contractual confidentiality obligations to such Party that are at least as stringent as those set forth in this Agreement; and (ii) are under intellectual property assignment obligations to such Party).  Meetings of the JSC will be effective only if at least one (1) representative of each Party is present or participating.  Each Party shall be responsible for all of its own expenses of participating in JSC meetings.  The Parties shall use Commercially Reasonable Efforts to schedule meetings of the JSC at least three (3) months in advance.

(e)Discontinuation of Participation in the JSC.  Each Party’s membership in the JSC shall be at its sole discretion, as a matter of right and not obligation, for the sole purpose of participation in governance, decision-making, and information exchange with respect to activities within the jurisdiction of the JSC.  Each Party shall have the right to withdraw from membership in the JSC upon thirty (30) days’ prior written notice to the other Party, which notice shall be effective upon the expiration of such thirty (30) day period.  Following the issuance of such notice: (a) the withdrawing Party’s membership in the JSC shall be terminated; and (b) each Party shall have the right to continue to receive the information it would otherwise be entitled to receive under the Agreement and to participate directly with the other Party in discussions, reviews and approvals currently allocated to the JSC.  If, at any time, following issuance of such a notice, the withdrawing Party wishes to resume participation in the JSC, such Party shall notify the other Party in writing and, thereafter, the withdrawing Party’s representatives to the JSC shall be entitled to attend any subsequent meeting of the JSC and to participate in the activities of, and decision-making by, the JSC as if such notice had not been issued by the withdrawing Party pursuant to this Section 4.3(e).  If the JSC is disbanded, then any data and information of the nature intended to be shared within the JSC shall be provided by each Party directly to the other Party and decisions formerly within the jurisdiction of the JSC shall be made by the Parties as if they were themselves members of the JSC.  To the extent the JSC has not been disbanded during the Research Term, the JSC shall be disbanded at the end of the Research Term.

4.4Liaisons.

(a)Appointment.  Within thirty (30) days after the Effective Date, each of the Parties shall appoint an individual to act as the contact between the Parties to communicate regarding matters under the Agreement and to assure a successful transfer of Transferred Technology (each, a “Liaison”).  Each Party shall notify the other Party promptly in writing of the identity of, and contact information for, the notifying Party’s Liaison, and each Party may change its designated Liaison from time to time upon written notice to the other Party.  Any Liaison may designate a substitute to perform temporarily the functions of that Liaison by written notice to the other Party.

(b)Responsibilities.  In addition to the responsibilities described above, the Liaisons will: (i) plan and coordinate cooperative efforts and internal and external communications; (ii) coordinate the transfer of Transferred Technology; (iii) identify and bring disputes to the attention of the applicable Party in a timely manner; and (iv) otherwise take responsibility for ensuring that relevant action items resulting from such Party interactions are appropriately carried out or otherwise addressed.

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4.5Independence.  Subject to the terms of this Agreement, the activities and resources of each Party will be managed by such Party, acting independently and in its individual capacity.  The relationship between Alpine and Kite is that of independent contractors and neither Party will have the power to bind or obligate the other Party in any manner.

5.	DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

5.1Development, Manufacture, and Commercialization of Licensed Products.  Kite shall use Commercially Reasonable Efforts to Develop and Commercialize at least [...***...] Licensed Product in the Kite Field in the U.S.  Kite shall have sole control and responsibility for the Manufacture, directly or with or through Third Parties, of Kite’s requirements of the Licensed Products.  As between the Parties, Kite shall bear all costs and expenses associated with activities performed by Kite.  Alpine may notify Kite in writing if Alpine in good faith believes that Kite is not meeting its diligence obligations set forth in this Section 5.1, and the Parties shall meet and discuss the matter in good faith.  Alpine may further request review of Kite’s records generated and maintained as required under Section 5.2.

5.2Records.  Kite shall maintain complete and accurate records of all Development, Manufacturing, and Commercialization conducted by it or on its behalf related to each Licensed Product, and all Know-How generated by it or on its behalf in connection with Development under this Agreement with respect to each such Licensed Product.  Kite shall maintain such records at least until the later of: (a) [...***...] after such records are created, or (b) [...***...] after the First Commercial Sale of the Licensed Product to which such records pertain.  Alpine shall have the right to review such records of Kite at reasonable times to the extent necessary for Alpine to conduct its obligations or enforce its rights under this Agreement.

5.3Reports.  Beginning at the end of the [...***...] after the first Program TIP becomes a Validated TIP, and every [...***...] thereafter during the Term, Kite shall submit to Alpine a written progress report summarizing the Development, Manufacturing, and Commercialization performed by or on behalf of Kite with respect to Licensed Products.  If reasonably necessary for Alpine to exercise its rights under this Agreement, Alpine may request that Kite provide more detailed information and data regarding such Kite reports, and Kite shall promptly provide Alpine with information and data as is reasonably related to such request, at Alpine’s reasonable expense.

5.4Standards of Conduct.  Kite shall perform, or shall ensure that its Affiliates, licensees, sublicensees and Third Party contractors perform, all Development, Manufacturing, and Commercialization activities in a good scientific and ethical business manner and in compliance with the terms of this Agreement.

6.	REGULATORY

6.1Kite’s Responsibility.  Kite shall have [...***...].  Kite shall also have [...***...].  Kite shall have the sole right and responsibility to conduct all pricing and reimbursement approval proceedings relating to each Licensed Product in the Territory.

6.2Ownership of Regulatory Filings.  Kite will own all regulatory filings for Licensed Products made after the Effective Date.  Kite shall prepare and draft all filings (including any supplements or modifications thereto and including the preparation of any electronic submission of a Regulatory Approval Application) to Regulatory Authorities in each such country for such Licensed Product.  Alpine shall cooperate with Kite, at Kite’s expense and as reasonably necessary or useful for any regulatory filings related to a Licensed Product, including assisting with the underlying activities or preparation of the Chemistry, Manufacturing and Controls sections of any Regulatory filings and for and/or to maintain any orphan designations and other regulatory exclusivities for Licensed Products in the Territory.

7.	TRANSFER OF KNOW-HOW

7.1Transferred Technology. Within [...***...] after Kite has demonstrated POC for each Program TIP and paid Alpine the relevant POC fee pursuant to Section 3.1(c), Alpine shall transfer to Kite any Transferred Technology that is necessary or reasonably useful for the Development of Licensed Products expressing such Program TIP.

7.2Know-How Assistance.  During the Term, Kite may consult with applicable Alpine employees having experience with TIPs in connection with Licensed Products, on a reasonable basis, to advise Kite regarding

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specific issues and assist Kite in its use and understanding of Alpine Licensed Know-How related to such Licensed Product.  All such consultations will occur at mutually agreeable times and places.  Kite shall reimburse Alpine for any out-of-pocket costs or expenses (such as needed transportation and lodging costs for travel requested by Kite, but not wage related costs) that Alpine incurs in connection with such consultations.

7.3Right of Reference to Regulatory Data.  Alpine hereby grants to Kite a right of reference to all regulatory filings of Alpine and its Affiliates related to each Validated TIP.  Kite shall use such right of reference solely for obtaining and maintaining Regulatory Approvals of Licensed Products in the Kite Field.  Alpine may request Kite’s consent to reference the regulatory filings of Kite and its Affiliates related to each Licensed Product solely for obtaining and maintaining regulatory approvals of Alpine products in the Alpine Field (excluding any Unvalidated Competing Products), which Kite shall not unreasonably withhold, delay or condition.

8.	PATENT PROSECUTION AND ENFORCEMENT

8.1Ownership.

(a)Inventorship Determination.  The inventorship of all Sole Inventions and Joint Inventions will be determined in accordance with the U.S. patent law.

(b)Sole and Joint Invention Patents.  Each Party will own the entire right, title and interest in and to any and all of its Sole Inventions and Patents claiming such Sole Inventions (“Sole Invention Patents”).  Kite and Alpine will be joint owners in and to any and all Joint Inventions and Patents claiming such Joint Inventions (“Joint Invention Patents”).  Subject to the licenses to Kite hereunder, and the other terms and conditions of this Agreement, Kite and Alpine as joint owners will each have the right to exploit, to grant licenses under, to assign and to otherwise dispose of such Joint Inventions, without an accounting or obligation to, or consent required from, the other Party.  Each Party grants to the other Party a nonexclusive, fully-paid, royalty-free, irrevocable, perpetual and sublicensable license under the Joint Invention Patents to make, use, sell, offer for sale and import inventions claimed in the Joint Invention Patents, except that Alpine’s rights in all Joint Inventions shall remain subject to the licenses granted to Kite on an exclusive basis pursuant to this Agreement and Section 2.5, provided that Alpine may not sublicense any Joint Invention Patents to any Person for the research, development, commercialization, manufacturing, distribution or other use of any allogeneic cell therapeutics, or constructs thereof, that in each case contain a [...***...].

(c)Assignment Obligations.  All employees, agents and contractors of each Party performing work with respect to TIPs or Licensed Products shall be bound by written obligation to assign any inventions and related intellectual property to the Party for whom they are employed or are providing services.

(d)Characterization as a Joint Research Agreement.  The Parties acknowledge and agree that this Agreement will be deemed to be a “Joint Research Agreement” as defined under 35 U.S.C. 103(c).

8.2Disclosure.  Each Party shall submit a written report to the other Party, no less frequently than within [...***...] after the end of each [...***...], describing any Sole Invention and Joint Invention arising during the prior [...***...] in the course of the Agreement which it believes may be patentable or at such earlier time as may be necessary to preserve patentability of such invention.  Alpine shall provide (at its reasonable expense) Kite with assistance, and execute documents as are reasonably necessary, to permit the filing and prosecution of patent applications to be filed on Joint Inventions, or the issuance, maintenance, extension or assignment of any resulting Patent.

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8.3Patent Prosecution and Maintenance; Abandonment.

(a)Prosecution and Maintenance.

(i)Filing, Prosecution and Maintenance by Alpine.  Subject to Section 8.3(a)(iii), Alpine shall be responsible for the preparation, filing, prosecution and maintenance (including the handling of any inter partes review, post grant review, ex parte reexamination, supplemental examination, opposition and similar proceedings) of all Alpine Licensed Patents that are not Joint Invention Patents (the “Alpine Prosecuted Patents”).  Alpine, or its external counsel, shall provide Kite with a written update of the filing, prosecution and maintenance status for each of the Alpine Prosecuted Patents on a [...***...] basis.  Alpine (or its external counsel) shall provide Kite with drafts of proposed filings (including the initial application and any material correspondence related to such filing) to permit Kite a reasonable opportunity for review and comment before such filings are due.  Kite shall provide any comments at least [...***...] prior to the original response deadlines that are required for such filing (without regard to applicable extensions), and Alpine shall consider such comments in good faith.  In the absence of a response from Kite, Alpine may submit such proposed filing in keeping with the terms of this Agreement.

(ii)Filing, Prosecution and Maintenance by Kite. Subject to Section 8.3(a)(iv), Kite shall be responsible for, and have sole control over, the preparation, filing, prosecution and maintenance (including the handling of any inter partes review, post grant review, ex parte reexamination, supplemental examination, opposition and similar proceedings) of all of its Sole Invention Patents and all Joint Invention Patents (collectively, the “Kite Prosecuted Patents”).  Kite, or its external counsel, shall provide Alpine with a written update of the filing, prosecution and maintenance status for each of the Kite Prosecuted Patents on a [...***...] basis.  Kite (or its external counsel) shall provide Alpine with drafts of proposed filings (including the initial application and any material correspondence related to such filing) to permit Alpine a reasonable opportunity for review and comment before such filings are due, and will consider such comments in good faith.  Alpine shall provide any comments at least [...***...] prior to the original response deadlines that are required for such filing (without regard to applicable extensions), and Kite shall consider such comments in good faith.  In the absence of a response from Alpine, Kite may submit such proposed filing in keeping with the terms of this Agreement.

(iii)Abandonment by Alpine.  If Alpine decides to discontinue the prosecution or maintenance of a patent application or Patent within the Alpine Prosecuted Patents in any country, other than to file a continuation thereof or to optimize patent protection on remaining Alpine Prosecuted Patents, Alpine shall provide Kite with notice of this decision at least [...***...] prior to any pending lapse or abandonment thereof, and Kite will thereafter have the right to assume responsibility for the filing, prosecution and maintenance of such Patent or patent application by so notifying Alpine in writing.  If Kite assumes such responsibility for such filing, prosecution and maintenance, then Alpine shall Alpine shall cooperate as reasonably requested by Kite to facilitate control of such filing, prosecution and maintenance by Kite.

(iv)Abandonment by Kite.  If Kite decides to discontinue the prosecution or maintenance of a patent application or Patent within the Kite Prosecuted Patents in any country, other than to file a continuation thereof or to optimize patent protection on remaining Kite Prosecuted Patents, Kite shall provide Alpine with notice of this decision at least [...***...] prior to any pending lapse or abandonment thereof.  Alpine will thereafter have the right to assume responsibility for the filing, prosecution and maintenance of such Patent or patent application by so notifying Kite in writing.  If Alpine assumes such responsibility for such filing, prosecution and maintenance, then Kite shall cooperate as reasonably requested by Alpine to facilitate control of such filing, prosecution and maintenance by Alpine.

(b)Payment of Prosecution Costs.

(i)Alpine Payment.  Alpine shall pay the external expenses associated with the filing, prosecution and maintenance of any Alpine Prosecuted Patents under Section 8.3(a)(i).

(ii)Kite Payment.  Kite shall pay the expenses associated with the filing, prosecution (including any interferences, reissue proceedings, reexaminations and oppositions) and maintenance of any Kite Prosecuted Patents prosecuted by Kite under Section 8.3(a)(ii).

8.4Enforcement of Patents and Know-How.  If either Party becomes aware of a suspected infringement of any Alpine Prosecuted Patents, or the misappropriation by a Third Party of any Know-How, through the development, manufacture or sale of a Licensed Product in the Kite Field by a Third Party, such Party shall notify the

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other Party promptly, and following such notification, the Parties shall confer.  If such infringement or misappropriation relates primarily to the non-TIP portion of the Licensed Product, then Kite will have the primary right, but will not be obligated, to bring an infringement or misappropriation action against such Third Party at its own expense and by counsel of its own choice, and Alpine will have the right to participate in such action, at its own expense and by counsel of its own choice.  If such infringement or misappropriation relates primarily to the TIP portion of the Licensed Product, then Alpine will have the primary right, but will not be obligated, to bring an infringement or misappropriation action against such Third Party at its own expense and by counsel of its own choice, and Kite will have the right to participate in such action, at its own expense and by counsel of its own choice.  If a Party with the primary right to bring an infringement or misappropriation action under this Section 8.4 fails to bring such an action prior to the earlier of: (a) [...***...] following such Party’s receipt of notice of the alleged infringement or misappropriation; or (b) [...***...] before the time limit, if any, set forth in the Applicable Law for the filing of such action, the other Party will have the right to bring and control any such action, at its own expense and by counsel of its own choice, and the Party that did not exercise its primary right will have the right to be represented in any such action, at its own expense and by counsel of its own choice.  If a Party brings an infringement or misappropriation action pursuant to this Section 8.4, the other Party will reasonably assist the enforcing Party (at the enforcing Party’s expense) in such actions or proceedings if so requested, and such other Party will lend its name to such actions or proceedings if necessary under Applicable Law for the enforcing Party to bring such action.  Neither Party will have the right to settle any patent infringement or misappropriation litigation under this Section 8.4 in a manner that diminishes the rights or interests of the other Party without the prior written consent of such other Party, such consent not to be unreasonably withheld, delayed, or conditioned.  Except as otherwise agreed in writing by the Parties, any recovery realized as a result of such litigation, after pro rata reimbursement of any litigation expenses of Kite and Alpine, will be allocated equally to the Parties.

8.5Defense of Third Party Claims.  If a claim is brought by a Third Party that any Licensed Product under the Agreement infringes the intellectual property rights of such Third Party, each Party shall give prompt written notice to the other Party of such claim, and following such notification, the Parties shall confer on how to respond, subject to the following: (a) if such infringement claim relates primarily to the non-TIP portion of the Licensed Product, then Kite will have the primary right, but will not be obligated, to respond to such infringement action at its own expense and by counsel of its own choice, and Alpine will have the right to participate in such action, at its own expense and by counsel of its own choice; and (b) if such infringement action relates primarily to the TIP portion of the Licensed Product, then Alpine will have the primary right, but will not be obligated, to respond to such infringement action at its own expense and by counsel of its own choice, and Kite will have the right to participate in such action, at its own expense and by counsel of its own choice.

9.	CONFIDENTIALITY

9.1Nondisclosure of Confidential Information.  Subject to Section 9.2, all Information disclosed by each Party to the other Party pursuant to this Agreement, and, subject to Section 9.7, Know-How that is generated pursuant to this Agreement with respect to Licensed Products, shall be treated as “Confidential Information” of the disclosing Party for all purposes hereunder.  The terms of this Agreement will be the Confidential Information of both Parties.  The Parties agree that during the period from the Effective Date through the Term, and for a period of [...***...] thereafter, a Party receiving Confidential Information of the other Party shall: (a) maintain in confidence such Confidential Information (using at least the same level of efforts as such Party uses to maintain in confidence its own proprietary information of similar kind and value) and not to disclose such Confidential Information to any Third Party without prior written consent of the other Party (such consent not to be unreasonably withheld, delayed, or conditioned), except for disclosures made in confidence to any Third Party under terms consistent with this Agreement; and (b) not use such other Party’s Confidential Information for any purpose except those permitted by this Agreement (it being understood that this Section 9.1 will not create or imply any rights or licenses not expressly granted under Article 2, and it is also understood that, upon termination of this Agreement, a Party’s right to use the Confidential Information of the other Party will cease).

9.2Exceptions.  The obligations in Section 9.1 will not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

(a)is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder;

(b)was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party, as shown by Recipient’s files and records prior to the date of disclosure;

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(c)is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligation to keep it confidential;

(d)is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party, and is not directly or indirectly supplied by the receiving Party in violation of this Agreement; or

(e)has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of the disclosing Party’s Confidential Information.

9.3Authorized Disclosure.  A Party may disclose the Confidential Information disclosed by the other Party to the extent such disclosure is reasonably necessary in the following instances; provided that notice of any such disclosure will be sent as soon as practicable to the other Party:

(a)during the Term, when filing or prosecuting Patents covering Sole Inventions, Joint Inventions or Licensed Products, in each case pursuant to activities under this Agreement;

(b)during the Term, when making regulatory filings for Licensed Products;

(c)when prosecuting or defending litigation;

(d)when complying with applicable governmental laws and regulations or complying with the requirements of the national securities exchanges or other stock markets on which such Party’s securities are traded; and

(e)when disclosing to a receiving Party’s Affiliates; potential or actual collaborators, partners, and licensees (including potential co-marketing and co-promotion contractors); potential or actual investment bankers, acquirers, lenders or investors; employees; consultants; and agents, each of whom, prior to disclosure, must be bound by similar obligations of confidentiality and non-use as set forth in this Article 9; provided that a confidentiality and non-use period of [...***...] will be sufficient.

9.4Termination of Prior Agreements.  As of the Effective Date, this Agreement terminates the confidential disclosure agreement that is between Alpine and Kite and that is effective as of June 29, 2015 (such confidential disclosure agreement, as amended, the “Prior CDA”). All confidential information exchanged between the Parties with respect to Licensed Products under the Prior CDA will be deemed Confidential Information and will be subject to the terms of this Article 9.

9.5Publicity.  Promptly after the Effective Date, the Parties shall issue an initial press release (substantially in the form of the press release attached as Exhibit 9.5) announcing this Agreement.  Additionally, each Party may desire, or be required to issue, subsequent press releases relating to this Agreement or activities hereunder.  The issuing Party will specify with each such release, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the other Party may provide any comments and approve such release (but in no event less than [...***...]), except that: (a) a Party may not unreasonably withhold, delay or condition its consent to such releases; (b) a Party may subsequently publicly disclose any information previously contained in any approved release, including the initial press release; and (c) either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with Applicable Law (including the requirements of any exchange on which the shares issued by a Party or its Affiliates are traded), subject to Section 9.6.

9.6Securities Filings.  If a Party is required by Applicable Law to make a securities filing relating to the execution or performance of this Agreement with the appropriate governmental authorities (including the U.S. Securities and Exchange Commission, and any securities exchange on which securities of such Party are listed), then the Party under such requirement shall prepare a draft of such securities filing for review and comment by the other Party.  If such securities filing includes the disclosure of this Agreement and its terms, the Party under such disclosure obligation shall include a confidential treatment request and a proposed redacted version of this Agreement as part of such draft.  Such draft securities filing will, where practicable, be provided to the other Party reasonably in advance of the deadline for such securities filing, and the other Party agrees to promptly (and in any event, no less than [...***...] (or such shorter time to meet any filing deadline where it was not practical to provide the other Party with [...***...] notice) after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to incorporate such reviewing Party’s feedback and file its request

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within the timelines proscribed by the regulations of applicable governmental authorities or securities exchange.  The Party seeking such disclosure shall use Commercially Reasonable Efforts to obtain confidential treatment of this Agreement from the applicable governmental authority or securities exchange as represented by the redacted version reviewed by the other Party and incorporating such other Party’s feedback.  For clarity, the Party making any securities filing shall reasonably consider and incorporate the other Party’s comments thereon, but only to the extent consistent with the legal requirements as determined by the filing Party’s counsel.

9.7Publications.  Both Parties understand and agree that a reasonable commercial strategy may require delay of publication of information or filing of patent applications.  Subject to Section 9.3 and Section 9.6 (for securities filings), each Party shall permit the other Party to review any proposed disclosure that contains Confidential Information of the other Party and that would or may constitute an oral, written or electronic public disclosure if made (including the full content of proposed abstracts, manuscripts or presentations) relating to Licensed Products or which otherwise may contain Confidential Information, at least [...***...] prior to its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given an additional [...***...] period to secure patent protection for any material in such publication which it believes to be patentable.  The Liaisons (or the Parties), as appropriate, will review such requests and recommend subsequent action.  Subject to Section 9.3 and Section 9.6 (for securities filings), neither Party will have the right to publish or present Confidential Information of the other Party which is subject to Section 9.1.  Nothing contained in this Section 9.7 will prohibit the inclusion of Confidential Information of the non-filing Party necessary for a patent application, provided the non-filing Party is given a reasonable opportunity to review the extent and necessity for its Confidential Information to be included prior to submission of such patent application related to the Agreement.  Any disputes between the Parties regarding delaying a publication or presentation to permit the filing of a patent application will be referred to the Liaisons (or the Parties), as appropriate, and Kite shall have the final determination with regards to the delaying of a publication or presentation.

10.	TERM AND TERMINATION

10.1Term.  This Agreement will become effective on the Effective Date and will remain in effect until the expiration of all payment obligations under Article 3, unless earlier terminated in accordance with Section 4.1(a), Section 10.2 or by mutual written agreement of the Parties (the “Term”).  Upon the expiration of the Term with respect to a Licensed Product in a country, Kite will have a fully-paid, perpetual license under Section 2.1(b) to Develop, Manufacture, use, sell, offer for sale, have sold, distribute, import, export and otherwise Commercialize Licensed Products in the Kite Field in such country.

10.2Termination Provisions.

(a)Termination for Uncured Material Breach.  If either Party believes that the other is in material breach of any material term or condition of this Agreement (including any material breach of a representation or warranty made in this Agreement), then the non-breaching Party may deliver notice of such breach to the other Party.  In such notice the non-breaching Party will identify the actions or conduct that such Party would consider as an acceptable cure of such breach.  The allegedly breaching Party shall have [...***...] to cure such breach; provided, however, if the allegedly breaching Party disputes in good faith the existence of a material breach, the [...***...] cure period will be tolled until such time as the dispute is resolved by the Parties pursuant to Section 13.1(a).  If the Party receiving notice of breach fails to cure such breach within the [...***...] period (as may be tolled by the foregoing sentence), then the Party originally delivering the notice may terminate this Agreement by providing at least [...***...] advance written notice to the allegedly breaching Party.

(b)Insolvency.  If either Party (the “Insolvent Party”): (i) becomes insolvent, or institutes or has instituted against it a petition for bankruptcy or is adjudicated bankrupt; (ii) executes a bill of sale, deed of trust, or a general assignment for the benefit of creditors; (iii) is dissolved; or (iv) a receiver is appointed for the benefit of its creditors, or a receiver is appointed on account of insolvency, then the Insolvent Party will immediately notify the other Party in writing of such event, and such condition will be ground for termination of this Agreement under Section 10.2(a).

(c)Termination by Kite At-will.  Following expiration of the Research Term, Kite will have the right to terminate this Agreement at-will upon providing at least [...***...] prior written notice to Alpine, at the end of which the termination will be effective.

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(d)Termination by Alpine for Patent Challenge.  Alpine may terminate this Agreement on at least [...***...] prior written notice if Kite or its Affiliates or sublicensees (directly or indirectly, individually or in association with any other Person) challenges the validity, enforceability, or scope of any Alpine Licensed Patents.

10.3Survival; Effect of Termination.

(a)In the event of termination of this Agreement, the following provisions of this Agreement will survive: Articles 1, 9, 12 and 13, and Sections 2.2 (with respect to sales made before such expiration or termination), 2.3(c), 3.1 (with respect to milestones reached prior to such expiration or termination), 3.2 (with respect to milestones reached prior to such expiration or termination), 3.3 (with respect to sales made before such expiration or termination), 3.7 through 3.15 (inclusive) (with respect to periods with sales of Licensed Products made before such expiration or termination), 8.4 through 8.5 (inclusive) (with respect to any action initiated prior to such expiration or termination), 10.3, 10.4 and 11.5.  In addition and notwithstanding anything herein to the contrary, Sections 2.2, 2.4 and 7.3 shall survive termination of this Agreement upon termination under Section 10.2(a) or 10(b), in each case by Alpine, or termination under Section 10.2(c) or 10.2(d), but shall not survive termination of this Agreement upon termination under Section 10.2(a) or 10.2(b), in each case by Kite.

(b)In any event, termination of this Agreement will not: (i) relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination; (ii) preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement; or (iii) prejudice either Party’s right to obtain performance of any obligation.

10.4Licenses and Rights on Termination.

(a)Termination under Section 10.2(a) or Section 10.2(d) by Alpine.  If Alpine terminates this Agreement pursuant to Section 10.2(a) or Section 10.2(d), then: (i) the licenses granted to Kite under Section 2.1 will terminate; and (ii) Kite shall return to Alpine (or destroy and provide certification of destruction) all books, records, and documentation transferred to Kite by Alpine prior to the date of termination.

(b)Termination under Section 10.2(c) by Kite.  If Kite terminates this Agreement pursuant to Section 10.2(c), then the licenses granted to Kite under Section 2.1 will terminate; and (ii) Kite shall return to Alpine (or destroy and provide certification of destruction) all books, records, and documentation transferred to Kite by Alpine prior to the date of termination.

11.	REPRESENTATIONS AND WARRANTIES AND COVENANTS

11.1Mutual Authority.  Alpine and Kite each represents and warrants to the other Party as of the Effective Date that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.  Each Party covenants to the other Party that such Party will not grant any right or license, or enter into any agreement that conflicts, with the licenses and rights granted in this Agreement.

11.2Alpine Representations and Warranties.  Alpine represents and warrants to Kite, as of the Effective Date, that:

(a)Alpine has, to its knowledge, full legal or beneficial title and ownership of, or an exclusive license to, the Alpine Licensed Patents as is necessary to grant the licenses (or sublicenses) to Kite to such Alpine Licensed Patents that Alpine purports to grant pursuant to this Agreement.  The Alpine Licensed Patents are listed in Exhibit 11.2(a) hereto, and Exhibit 11.2(a) lists all Third Party licenses and agreements pursuant to which Alpine or its Affiliates has obtained rights to Alpine Licensed Patents or Alpine Licensed Know-How, and Alpine has shared with Kite complete and accurate copies of all such licenses and agreements;

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(b)The Alpine Licensed Patents owned by Alpine are not subject to, and the Alpine Licensed Patents licensed to Kite are not subject to, any liens or encumbrances, and Alpine has not granted to any Third Party any license or other right with respect to the Alpine Licensed Patents or Alpine Licensed Know-How that would conflict with the rights and licenses granted to Kite pursuant to this Agreement. No patent application or registration within the Alpine Licensed Patents is subject of any pending interference, opposition, cancellation or patent protest;

(c)Alpine is not a party to any legal action, suit or proceeding relating to the Alpine Licensed Patents; and

(d)Alpine has not received any written communication from any Third Party claiming that: (i) the Alpine Licensed Patents are invalid or unenforceable; or (ii) the manufacture, use, import, offer for sale, and sale of Program TIPs infringes or misappropriates or would infringe or misappropriate any Patent or other intellectual property rights of any Third Party.

11.3No Debarment.  Kite will not knowingly use in connection with any Research or Development of a Licensed Product employee, officer, independent contractor, investigator or consultant that has been debarred by the FDA (or subject to a similar sanction of a Regulatory Authority), or that is subject of an FDA debarment investigation or proceeding (or similar proceeding of a Regulatory Authority).  If during the Term, Kite or Alpine has knowledge that any of their respective employees, officers, independent contractors, investigators or consultants, rendering services relating to the Licensed Products: (x) was debarred or convicted of a crime under 21 U.S.C. Section 335a (or its equivalent under Applicable Law); or (y) was under indictment under said Section 335a (or its equivalent under Applicable Law), then such Party shall promptly so notify the other Party in writing.

11.4Compliance with Applicable Law.  Kite shall carry out all of its obligations under this Agreement in compliance with all Applicable Law, including: (a) the Food, Drug, and Cosmetic Act and any applicable implementing regulations, and relevant foreign equivalents thereof; (b) current good manufacturing practices; (c) all other applicable FDA guidelines and relevant guidelines of applicable regulatory authorities; (d) all other applicable laws and regulations, including all applicable federal, national, multinational, state, provincial and local environmental, health and safety laws and regulations in effect at the time and place of manufacture of a Licensed Product; (e) all applicable export and import control laws and regulations; and (f) all applicable anti-bribery and anti-corruption laws and regulations.

11.5Warranty Disclaimer.  EXCEPT AS PROVIDED IN SECTION 11.1 AND SECTION 11.2, ALPINE EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WITH RESPECT TO ANY TIPS (AND ANY KNOW-HOW OR PATENT COVERING SUCH TIPS) IDENTIFIED, MADE OR OTHERWISE MADE AVAILABLE TO KITE BY ALPINE PURSUANT TO THE TERMS OF THE AGREEMENT.

11.6Performance by Affiliates.  The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates on the condition that each Party shall remain responsible and guarantee performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  In particular, if any Affiliate of a Party participates under this Agreement with respect to Licensed Products: (a) the restrictions of this Agreement which apply to the activities of a Party with respect to Licensed Products shall apply equally to the activities of such Affiliate; and (b) the Party affiliated with such Affiliate hereby guarantees that any Patents, Know-How or intellectual property developed by such Affiliate will be governed by the provisions of this Agreement (and subject to the licenses set forth in Article 2) as if such Patents, Know-How or intellectual property had been developed by the Party.

12.	INDEMNIFICATION AND LIMITATION OF LIABILITY

12.1Indemnification by Kite.  Subject to Section 12.3, Kite shall indemnify, defend and hold harmless Alpine, its Affiliates, and their respective directors, employees, and agents (“Alpine Indemnitees”) from and against any and all Third Party suits, claims, actions, demands, liabilities, threatened damages, expenses, or losses, including reasonable legal expenses and reasonable attorneys’ fees, (collectively, “Losses”) to the extent such Losses arise or result from: (a) the Development, Manufacture, use, handling, storage, sale or other Commercialization of Licensed Products by Kite or its Affiliates, agents or sublicensees; or (b) the negligence, gross negligence, willful misconduct, or

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breach of this Agreement (including of any representation or warranty) by any Kite Indemnitee, except to the extent such Losses arise or result from the negligence, gross negligence, willful misconduct, or breach of this Agreement by any Alpine Indemnitee or any violation of Applicable Law by any Alpine Indemnitee.

12.2Indemnification by Alpine.  Subject to Section 12.3, Alpine shall indemnify, defend and hold harmless Kite, its Affiliates, its licensees or sublicensees and their respective directors, employees, and agents (“Kite Indemnitees”) from and against any and all Losses to the extent such Losses arise or result from the negligence, gross negligence, willful misconduct, or breach of this Agreement (including of any representation or warranty) by any Alpine Indemnitee, except to the extent such Losses arise or result from the negligence, gross negligence, willful misconduct, or breach of this Agreement by any Kite Indemnitee or any violation of Applicable Law by any Kite Indemnitee.

12.3Conditions to Indemnification, Defense and Hold Harmless Obligations.  As used herein, “Indemnitee” will mean a Party entitled to rights under the terms of Sections 12.1 or 12.2.  As conditions precedent to each Indemnitee’s right to seek indemnification, holding harmless or defense under such Sections 12.1 or 12.2 is that such Indemnitee shall:

(a)inform the indemnifying Party under such applicable Section 12.1 or Section 12.2 of a Loss as soon as reasonably practicable after it receives notice of the Loss; provided, however, that any failure or delay to notify shall not excuse any obligation of the indemnifying Party except to the extent the indemnifying Party is actually prejudiced thereby;

(b)if the indemnifying Party acknowledges that such Loss falls within the scope of its obligations hereunder, permit the indemnifying Party to assume direction and control of the defense, litigation, settlement, appeal, or other disposition of the Loss (including the right to settle the claim solely for monetary consideration); on the condition that the indemnifying Party will seek the prior written consent (such consent not to be unreasonably withheld, delayed, or conditioned) of any such Indemnitee as to any settlement which would: (i) materially diminish or materially adversely affect the scope, exclusivity or duration of any Patents licensed under this Agreement; (ii) require any payment by such Indemnitee; (iii) require an admission of legal wrongdoing in any way on the part of an Indemnitee; or (iv) effect an amendment of this Agreement; and

(c)fully cooperate (including providing access to and copies of pertinent records and making available for testimony relevant individuals subject to its control) as reasonably requested by, and at the expense of, the indemnifying Party in the defense of the Loss.If an Indemnitee has complied with all of the conditions described in Sections 12.3(a) – (c), as applicable, the indemnifying Party shall supply attorneys reasonably acceptable to the Indemnitee to defend against any such Loss.  Subject to the foregoing, an Indemnitee may participate in any proceedings involving such Loss using attorneys of the Indemnitee’s choice and at the Indemnitee’s expense.  In no event may an Indemnitee settle or compromise any Loss for which the Indemnitee intends to seek indemnification from the indemnifying Party hereunder without the prior written consent of the indemnifying Party (such consent not to be unreasonably withheld, delayed, or conditioned), or the indemnification under such Section 12.1 or Section 12.2 as to such Loss will be null and void.

12.4Limitation of Liability.  EXCEPT FOR A PARTY’S OBLIGATIONS UNDER SECTIONS 12.1 AND 12.2, AND EXCEPT FOR BREACH OF SECTION 9.1, IN NO EVENT WILL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THE AGREEMENT, UNLESS SUCH DAMAGES ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY (INCLUDING GROSS NEGLIGENCE OR WILLFUL BREACH WITH RESPECT TO A PARTY’S REPRESENTATIONS AND WARRANTIES IN ARTICLE 11).

12.5Insurance.  Kite shall maintain insurance, including product liability insurance, with respect to its activities under this Agreement.  Such insurance shall be in such amounts and subject to such deductibles as are prevailing in the industry from time to time, provided that, Kite shall maintain a minimum of an aggregate of [...***...] in general comprehensive liability insurance and an aggregate of [...***...] in product liability insurance prior to the dosing of the first patient with a Licensed Product in a clinical trial.

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13.	MISCELLANEOUS

13.1Dispute Resolution.

(a)Except for any dispute described in Section 13.3 (which shall be handled exclusively in accordance with Section 13.3), if any dispute, controversy or claim arises out of, relates to or connects with any provision of the Agreement (each, a “Disputed Matter”), the Parties shall try to settle the Disputed Matter using informal dispute resolution via the JSC, and by referring the Disputed Matter to the Party’s respective Executive Officers.  Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and, within [...***...] after such notice, such Executive Officers shall meet for attempted resolution by good faith negotiations.  If such Executive Officers are unable to resolve such Disputed Matter within [...***...] after their first meeting for such negotiations, the Parties shall resolve their dispute using binding arbitration under Section 13.1(b).

(b)If the Parties are unable to resolve a Disputed Matter using the process described in Section 13.1(a), then a Party seeking further resolution of the Disputed Matter shall submit the Disputed Matter to resolution by final and binding arbitration administered by the rules set forth by JAMS, (the “Rules”), except as otherwise provided herein and applying the substantive law specified in Section 13.2.  Whenever a Party decides to institute arbitration proceedings, it shall give written notice to that effect to the other Party, and the place of arbitration will be in San Francisco, CA.  The arbitration will be conducted by a panel of three (3) arbitrators, who will be appointed as follows: each Party will appoint a single arbitrator, and the two (2) arbitrators will agree on a third (3rd) arbitrator who will act as the chair of the arbitral tribunal, within [...***...] after their appointment.  If the two (2) arbitrators are unable to agree on the third (3rd) arbitrator within such [...***...], then the third (3rd) arbitrator will be appointed by JAMS in accordance with the Rules.  Each arbitrator must have business or legal experience in the biotechnology or pharmaceutical industry.  The arbitrators will not have the power to award damages excluded pursuant to Section 12.4, and any arbitral award that purports to award such damages is expressly prohibited and void ab initio.  The Parties agree that discovery appropriate to the issues in the dispute shall be permitted in the arbitration, including reasonable document requests, pre-hearing exchanges of information, expert witness disclosures, limited depositions of important witnesses and other appropriate discovery, provided that such discovery shall be limited to the narrower of: (i) the scope of discovery agreed to by the Parties, or if none can be agreed, established by the arbitrators; and (ii) such discovery as would be permitted by the Federal Rules of Civil Procedure and is approved by the arbitrators, keeping in mind the goal of an expedited and efficient proceeding.  The arbitration shall be governed by the procedural and substantive law set forth in this Section 13.1(b) and the United States Arbitration Act, 9 U.S.C. §§1-16 to the exclusion of any inconsistent state laws.  Either Party may apply to the arbitrators for interim injunctive relief or may seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the matter pursuant to this Section 13.1(b).  The Parties shall have the right to be represented by counsel.  Decisions of the arbitrators that conform to the terms of this Section 13.1(b) will be final and binding on the Parties, and judgment on the award so rendered may be entered in any court of competent jurisdiction. The statute of limitations of the State of New York applicable to the commencement of a lawsuit shall apply to the commencement of arbitration under this Section 13.1(b).  The losing Party, as determined by the arbitrators, shall pay all of the administrative costs and fees of the arbitration and the fees and costs of the arbitrator, and the arbitrators will be directed to provide for payment or reimbursement of such fees and costs by the losing Party.  If the arbitrators determine that there is no losing Party, the Parties shall each bear or pay [...***...] of those costs and fees and the arbitrator’s award will so provide.  Notwithstanding the foregoing, each Party shall bear or pay its own attorneys’ fees, expert or witness fees, and any other fees and costs, and no such fees or costs will be shifted to the other Party.  Except as may be required by Applicable Law, no Party (or its representative, witnesses or arbitrators) may disclose the existence, content or result of any arbitration under this Agreement without the prior written consent of both Parties, except that no such consent will be required to enter and enforce the judgment in court.

13.2Governing Law.  Resolution of all disputes, controversies or claims arising out of, relating to or in connection with the Agreement or the performance, enforcement, breach or termination of the Agreement and any remedies relating thereto, will be governed by and construed under the substantive laws of the State of New York, U.S., except as described in Section 8.1(a).

13.3Patents and Trademarks; Equitable Relief.

(a)Any dispute, controversy or claim arising out of, relating to or in connection with: (i) the scope, validity, enforceability or infringement of any Patent rights; or (ii) any trademark rights related to any Licensed Product, shall in each case be submitted to a court of competent jurisdiction in the territory in which such Patent or trademark rights were granted or arose.

23	***Confidential Treatment Requested

(b)Any dispute, controversy or claim arising out of, relating to or in connection with the need to seek preliminary or injunctive measures or other equitable relief (e.g., in the event of a potential or actual breach of the confidentiality and non-use provisions in Article 9) need not be resolved through the procedure described in Section 13.1 but may be immediately brought in a court of competent jurisdiction.

13.4Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

13.5Entire Agreement.  This Agreement, together with the Exhibits attached hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.

13.6Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to Alpine or Kite from time to time.  Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

13.7Force Majeure.  Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse will be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, “Force Majeure” will include conditions beyond the control of the Parties, including an act of God, acts of terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

24	***Confidential Treatment Requested

13.8Notices.  Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile (with receipt confirmation), by email (with confirmation by an email sent to the sender or by a notice delivered by another method in accordance with this Section 13.8, except that automated replies and “read receipts” shall not be considered confirmation of receipt), or by FedEx or other reputable courier service.  Any such notice will be deemed to have been given: (a) as of the day of personal delivery; (b) one (1) day after the date sent by confirmed facsimile or confirmed email; or (c) on the day of successful delivery to the other Party confirmed by the courier service.  Unless otherwise specified in writing, the mailing addresses of the Parties will be as described below.

For Alpine:	Alpine Immune Systems, Inc.
600 Stewart Street, Suite 1503
Seattle, WA 98101
Facsimile No.: 206-441-7562
Email: mgold@alpinebio.com
Attention: Mitchell H. Gold, Executive Chairman

with a copy to (which will not constitute notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Facsimile No.: (650) 463-2600
Attention: Patrick Pohlen

For Kite:	Kite Pharma, Inc.
2225 Colorado Avenue
Santa Monica, CA 90404
Email: legal@kitepharma.com
Attention: Corporate Counsel

13.9Maintenance of Records Required by Law or Regulation.  Each Party shall keep and maintain all records required by Applicable Law with respect to Licensed Products and shall make copies of such records available to the other Party upon request.

13.10Assignment.

(a)General Rules.  Neither Party may assign or transfer this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed, or conditioned), except a Party may make such an assignment without the other Party’s consent to an Affiliate or to a Third Party successor to all or substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; on the condition that any such permitted successor or assignee of rights and/or obligations hereunder is obligated, by reason of operation of law or pursuant to a written agreement with the other Party, to assume performance of this Agreement or such rights and/or obligations; and on the further condition that, if assigned to an Affiliate, the assigning Party will remain jointly and severally responsible for the performance of this Agreement by such Affiliate.  Any permitted assignment will be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.10(a) will be null and void.

(b)Limitations on Affiliates.  Notwithstanding anything to the contrary set forth herein, if a Party (the “Assigning Party”) assigns or transfers this Agreement to a Third Party (any such Third Party, a “Transferee”), whether by merger, assignment, transfer of assets, or operation of law, then the intellectual property rights that were held or developed by such Transferee prior to or after such assignment or transfer (other than intellectual property developed by such Transferee in the course of conducting the Assigning Party’s activities under this Agreement to the extent such intellectual property rights would have been so included had it been discovered, created, made, developed, conceived or reduced to practice by such Assigning Party) shall not be deemed to be Patents, Know-How or other intellectual property Controlled by such Assigning Party, and shall also not be affected or otherwise encumbered in any manner, including without limitation, by being subject to any rights of or licenses under this Agreement.  Furthermore, such Transferee (and Affiliates of such Transferee: (i) existing immediately prior to such merger, acquisition, assignment or transfer; or (ii) formed on or after such merger, acquisition, assignment or transfer,

25

which are not controlled by (as defined under the Affiliate definition in Article 1) the Assigning Party) shall be excluded from the Affiliate definition for purposes of determining intellectual property rights which are subject to this Agreement.

13.11Further Actions.  Each Party shall execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or reasonably appropriate to carry out the purposes and intent of this Agreement.

13.12Severability.  If any of the provisions of this Agreement are held to be invalid or unenforceable, the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable provision such that the objectives contemplated by the Parties when entering this Agreement will be realized.

13.13Amendments; Waiver.  No amendments or waivers of the terms and conditions of this Agreement will be binding upon either Party unless in writing, signed by the Parties and specifying the provision of this Agreement that is amended or waived.  No waiver by either Party of any breach of this Agreement by the other Party will be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

13.14Construction of this Agreement.  Except where the context otherwise requires, wherever used, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense.  When used in this Agreement, “including” means “including without limitation”.  References to either Party include the successors and permitted assigns of that Party.  The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The Recitals and the Exhibits are incorporated by reference into this Agreement.  The Parties have each consulted counsel of their choice regarding this Agreement, and, accordingly, no provisions of this Agreement will be construed against either Party on the basis that the Party drafted this Agreement or any provision thereof.  If the terms of this Agreement conflict with the terms of any Exhibit, then the terms of this Agreement will govern.  The official text of this Agreement and any Exhibits hereto, any notice given or accounts or statements required by this Agreement, and any dispute proceeding related to or arising hereunder, will be in English.  If any dispute arises concerning the construction or meaning of this Agreement, then reference will be made to this Agreement solely as written in English and not to any translation into any other language.

13.15Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which will be an original and all of which will constitute together the same document.  Counterparts may be signed and delivered by facsimile, or electronically in PDF, each of which will be binding when sent.

Signature page follows.

26

Signature Version

In Witness Whereof, the Parties have signed this Agreement by their authorized representatives as of the date below.  The Parties acknowledge that the signature date may not be the Effective Date.

Alpine Immune Sciences, Inc.		Kite Pharma, Inc.

By: /s/ Mitchell H. Gold	By:	/s/ Cynthia M. Butitta

Title: Executive Chairman	Title:	COO and CFO

Date: 10/23/2015	Date:	10/26/2015

Exhibit 3.7(b)

Terms for Kite’s Issuance of Kite Common Shares

If shares are issued under Section 3.7(b)(i), the issuance shall be pursuant to a mutually acceptable securities purchase agreement to be agreed upon in good faith and otherwise subject to arbitration, which shall contain provisions, including representations and warranties, covenants, closing conditions and indemnities, customary for a registered direct offering of securities.  These provisions shall include, but not be limited to the following:

•

Representations and warranties on behalf of Kite related to: due incorporation and qualification; authorization and authority to issue the common stock; no conflicts with the transaction agreements; due authorization and issuance of the common stock; fully paid and non-assessable nature of the common stock; effectiveness of the registration statement; no default or violation of material agreements; Kite’s reports when filed with the U.S. Securities and Exchange Commission (“SEC”) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and such filings comply in all material respects with applicable rules and regulations of the SEC with respect thereto as in effect at the time of filing.

•

Representations and warranties on behalf of Alpine related to: due incorporation and qualification; authorization and authority enter into the transaction; receipt of stock for its own account; access and review of Kite information; and acknowledgment of no government review.

•	Covenants of Kite regarding: the maintenance of the listing and quotation of the common stock; keeping the registration statement registering the issuance or resale of the common stock effective.
•

Indemnification by Kite of Alpine: Kite will indemnify and hold Alpine and its directors, officers, shareholders, members, partners, employees and agents harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that Alpine and its directors, officers, shareholders, members, partners, employees and agents may suffer or incur as a result of or relating to: (a) any breach of any of the representations, warranties, covenants or agreements made by Kite in the securities purchase agreement; or (b) any action instituted against Alpine, by any stockholder of Kite, with respect to any of the transactions contemplated by the securities purchase agreement.

If shares are issued under Section 3.7(b)(ii), the issuance shall be pursuant to a mutually acceptable securities purchase agreement to be agreed upon in good faith and otherwise subject to arbitration, which shall contain provisions, including representations and warranties, covenants, closing conditions and indemnities, customary for an unregistered private placement of securities.  These provisions shall include, but not be limited to the following:

•

Representations and warranties on behalf of Kite related to: due incorporation and qualification; authorization and authority to issue the common stock; no conflicts with the transaction agreements; due authorization and issuance of the common stock; fully paid and non-assessable nature of the common stock; no default or violation of material agreements; Kite’s reports when filed with the SEC do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and such filings comply in all material respects with applicable rules and regulations of the SEC with respect thereto as in effect at the time of filing.

•

Representations and warranties on behalf of Alpine related to: due incorporation and qualification; authorization and authority enter into the transaction; receipt of stock for its own account; purchaser status; access and review of Kite information; acknowledgment of no government review and reliance on securities law exemptions.

•

Covenant of Kite: Following the expiration of any holding periods required under Applicable Law and upon Alpine’s written request, Kite shall use Commercially Reasonable Efforts to promptly cause any legend affixed to the certificate (or book entry) representing the shares of common stock to be removed, including, but not limited to causing an opinion of Kite’s counsel to be issued to the transfer agent instructing the removal of such legend(s).

•

Indemnification by Kite of Alpine: Kite will indemnify and hold Alpine and its directors, officers, shareholders, members, partners, employees and agents harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that Alpine and its directors, officers, shareholders, members, partners, employees and agents may suffer or incur as a result of or relating to: (a) any breach of any of the representations, warranties, covenants or agreements made by Kite in the securities purchase agreement; or (b) any action instituted against Alpine, by any stockholder of Kite, with respect to any of the transactions contemplated by the securities purchase agreement.

Exhibit 4.1(b)

Research Plan

[…***…]

***Confidential Treatment Requested

[…***…]

***Confidential Treatment Requested

[…***…]

***Confidential Treatment Requested

Exhibit 9.5

Initial Press Release

Kite Pharma and Alpine Immune Sciences Announce Research Collaboration and License Agreement to Enhance Immune Response in the Tumor Microenvironment

-	Kite to Exclusively License Transmembrane Immunomodulatory Protein Technology for Applications to CAR and TCR Programs

SANTA MONICA, Calif. and SEATTLE, Wash., October [27], 2015 -- Kite Pharma, Inc. (Kite) (Nasdaq: KITE) today announced that it has entered into a worldwide research and license agreement with Alpine Immune Sciences, Inc. (AIS), a privately-held biotechnology company, to discover and develop protein-based immunotherapies targeting the immune synapse to treat cancer.  AIS will grant Kite an exclusive license to two programs from its transmembrane immunomodulatory protein (TIP™) technology, which Kite plans to further engineer into chimeric antigen receptor (CAR) and T cell receptor (TCR) product candidates.  This collaboration will accelerate Kite’s efforts to establish the next generation of engineered T cell therapies specifically designed to overcome the inhibitory mechanisms present in the tumor microenvironment.

“The field of immuno-oncology has the potential to significantly improve the outcome of patients with cancer,” said Arie Belldegrun, M.D., FACS, Chairman, President and Chief Executive Officer of Kite.  “We believe the ability of AIS’ TIP™ technology to modulate the immune synapse can be incorporated into engineered T cell therapies to advance CAR and TCR product candidates into multiple tumor types.  This collaboration is another example of Kite’s continuing commitment to advancing our pipeline through transformative technologies grounded in innovative science.”

Under the terms of the collaboration, Kite will make an upfront payment to AIS of $5 million and additional payments to support AIS’ research.  AIS will be eligible to receive milestone payments based upon the successful achievement of pre-specified research, clinical, and regulatory milestones totaling $530 million plus low single-digit royalty payments on product sales.  Kite will receive an exclusive, worldwide license to research, develop and commercialize engineered autologous T cell therapies incorporating two programs coming from the AIS platform.

“AIS was established with a team of experienced scientists to capitalize on our keen understanding of immunology and protein engineering,” said Mitchell H. Gold, M.D., Executive Chairman.  “At AIS, we have a robust discovery platform to identify molecules capable of directly modulating the immune synapse.  We look forward to working with Kite, a company that uniquely understands the complexities surrounding cancer biology.”

About Kite Pharma, Inc.

Kite Pharma, Inc., is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a primary focus on engineered autologous cell therapy (eACT™) designed to restore the immune system's ability to recognize and eradicate tumors. Kite is based in Santa Monica, CA. For more information on Kite Pharma, please visit www.kitepharma.com.

About Alpine Immune Sciences, Inc.

Alpine Immune Sciences, Inc. is a privately-held biotechnology company focused on developing protein-based immunotherapies that harness the body’s own immune system to target cancer and autoimmune disease.  AIS has developed a proprietary variant immunoglobulin domain (vIgD™) platform to enhance or diminish an immune response.  The vIgD™ platform, unlike other therapeutic approaches in development or available commercially that address a single target, is designed to interact with multiple targets in the immune synapse.  AIS has also developed a transmembrane immunomodulatory protein (TIP™) technology, based on the vIgD™ platform, for direct applications with engineered T cell therapies to potentially improve their efficacy and persistence.  AIS was launched in 2015 with series seed financing from Alpine BioVentures and is headquartered in Seattle, WA.  Alpine BioVentures is a Seattle-based healthcare venture firm led by Dr. Mitchell H. Gold, Managing Partner, a long-time executive and pioneer in the immuno-oncology area, and Jay Venkatesan, Managing Partner, a veteran investor in the biotechnology space.  For more information on Alpine Immune Sciences, please visit www.alpineimmunesciences.com.

Kite Pharma, Inc. Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The press release may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the ability to research and develop TIP™ technology and to engineer a TIP™ into CAR and TCR product candidates; the success of such product candidates and their ability to overcome the inhibitory mechanisms present in the tumor microenvironment; and the ability to advance Kite’s pipeline through new technologies. Various factors may cause differences between Kite's expectations and actual results as discussed in greater detail in Kite's filings with the Securities and Exchange Commission, including without limitation in its Form 10-Q for the quarter ended June 30, 2015. Any forward-looking statements that is made in this press release speak only as of the date of this press release. Kite assumes no obligation to update the forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

CONTACT:

Kite Pharma:

Cynthia M. Butitta, Chief Financial Officer and Chief Operating Officer

310-824-9999

For Media: Justin Jackson

For Investor Inquiries: Lisa Burns

Burns McClellan

212-213-0006

jjackson@burnsmc.com

lburns@burnsmc.com

Alpine Immune Sciences:

For Media: Jennifer Paganelli

212-301-7225

jpaganelli@w2ogroup.com

Exhibit 11.2(a)

List of Alpine Licensed Patents and Related In-license Agreements

Title	Jurisdiction	Application Number	Filing Date
[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]

***Confidential Treatment Requested